Exhibit 23.1

12341 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report of Future FinTech Group Inc. (the “Company”) on Form 10-K of our report dated March 18, 2026, with respect to the consolidated balance sheets of Future FinTech Group Inc. and its subsidiaries as of December 31, 2025, and 2024, and the related consolidated statements of operation and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the financial statements), which appears in form 10-K. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Fortune CPA Inc.,

Garden Grove, CA

March 18, 2026